EXHIBIT 99.4

                      Servicer's Certificate of Compliance


This certification is delivered in connection with the certification provided by Martin Touw, Director of Securitisation Advisory Services Pty Limited contained in Medallion Trust Series 2004 - 1G's annual report filed with the Securities and Exchange Commission (the "SEC"). The undersigned hereby certifies to the best of his knowledge and after reasonable investigation that:

1.   I, Hugh Harley, am an employee of Commonwealth Bank of Australia;

2. I, Hugh Harley, am responsible for servicing and reporting function of Medallion Trust Series 2004 - 1G;

3. I, Hugh Harley, am responsible for reviewing the activities performed by the servicer under the pooling and servicing, or similar, agreement;

4. Based upon the review required under the pooling and servicing, or similar, agreement, and except as disclosed in the annual reports, the servicer has fulfilled its obligations under the servicing agreement.


Date:  November 27, 2004


 /s/  Hugh Harley
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Hugh Harley
Group Executive
Retail Banking Services
Commonwealth Bank of Australia